Exhibit 3.2

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
Property Solutions Acquisition Corp. II

February 4, 2021

Property Solutions Acquisition Corp. II, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Property Solutions Acquisition Corp. II”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 29, 2020 (the “Original Certificate”).

2. This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3. This Amended and Restated Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of Delaware.

4. The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

Article I

The name of this corporation is Property Solutions Acquisition Corp. II (the “Corporation”).

Article II

The address the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the registered agent at such address is The Corporation Trust Company.

Article III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article IV

The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock (the “Common Stock”), including (i) 100,000,000 shares of Class A common stock (the “Class A Common Stock”), and (ii) 10,000,000 shares of Class B common stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

A. Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

B. Common Stock.

(i)            Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power.

(ii)           Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii)          Shares of Class B Common Stock are convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) and shall automatically convert into Class A Common Stock at the time of the closing of the Business Combination (as defined below).

(iv)          Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock or Equity-Linked Securities are issued or deemed issued in excess of the amounts sold in the Corporation’s initial public offering of securities (the “Offering”) and related to or in connection with the closing of the initial Business Combination, all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of the Corporation’s initial Business Combination; provided, that the ratio for which the shares of Class B Common Stock shall convert into shares of Class A Common Stock at the time of the closing of the Corporation’s initial Business Combination will be adjusted so that the number of shares of Class A Common Stock issuable upon such conversion of all shares of Class B Common Stock will equal, in the aggregate, 25% of the sum of (a) the total number of all shares of Class A Common Stock issued in the Offering (including any shares of Class A Common Stock issued pursuant to the underwriters’ over-allotment option) plus (b) the sum of (i) all shares of Class A Common Stock issued or deemed issued or issuable upon conversion or exercise of any Equity-Linked Securities or rights issued or deemed issued in connection with or in relation to the consummation of a Business Combination, excluding any shares of Class A Common Stock or Equity-Linked Securities or rights issued, or to be issued, to any seller in a Business Combination, any shares of Class A Common Stock or Equity-Linked Securities issued to Property Solutions Acquisition Sponsor II, LLC (the “Sponsor”) in a private placement that will close simultaneously with the closing of the Offering, or an affiliate of the Sponsor or the Corporation’s officers and directors upon the conversion of working capital loans made to the Corporation, minus (ii) the number of shares of Class A Common Stock redeemed in connection with a Business Combination, provided that such conversion of shares of Class B Common Stock shall never be less than the Initial Conversion Ratio. As used herein, the term “Equity-Linked Securities” means any securities of the Corporation which are directly or indirectly convertible into or exchangeable or exercisable for Common Stock. Notwithstanding anything to the contrary contained herein, in no event may the Class B Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.

The foregoing conversion ratio shall be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the filing of this Amended and Restated Certificate without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.

C. Stock Split. Upon the filing of this Amended and Restated Certificate (the “Effective Time”), each share of the Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”), will be automatically split and converted into 1.25 shares of Class B Common Stock. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of Class B Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by 1.25.

Article V

The name and mailing address of the incorporator is as follows:

Danielle Shelbourne
c/o Goodwin Procter LLP
601 Marshall Street
Redwood City, CA 940635

Article VI

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation (the “Bylaws”).

Article VII

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws.

Article VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

Article IX

To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

The Corporation shall have the power to indemnify, to the extent permitted by the General Corporation Law of the State of Delaware, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Article X

Except as provided in Article IX above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Article XI

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, Property Solutions Acquisition Corp. II has caused this Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

PROPERTY SOLUTIONS ACQUISITION CORP. II

By:	/s/ Jordan Vogel
Name: Jordan Vogel
Title: Co-Chief Executive Officer